Friday, October 28, 2011	Exhibit 99.1

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS THIRD QUARTER 2011 RESULTS; 51 CENTS EPS VERSUS THIRD QUARTER 2010 49 CENTS EPS; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, October 28, 2011 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its third quarter ended September 30, 2011.

Selected third quarter 2011 highlights

Net income available to common shareholders was $865,000, or $0.51 per common share, for its third quarter ended September 30, 2011 (third quarter 2011), compared with $766,000, or $0.45 per common share, for the second quarter ended June 30, 2011 (second quarter 2011), and $832,000, or $0.49 per common share, for the third quarter ended September 30, 2010 (third quarter 2010).

Net income available to common shareholders for third quarter 2011 and 2010 is net of preferred stock dividends and accretion of $174,000 and $116,000, respectively.

•	Earnings per common share increased $0.06, or 13.3%, to $0.51 versus second quarter 2011, and $0.02, or 4.0%, versus third quarter 2010.

•	Tax equivalent net interest income increased $7,000, or 0.1%, versus second quarter 2011, and increased $268,000, or 5.8%, versus third quarter 2010.

•
Provision for loan losses was $180,000, versus $350,000 for second quarter 2011 and $180,000 for third quarter 2010. Net loan charge-offs were $132,000, versus $349,000 for second quarter 2011 and $101,000 for third quarter 2010.

•	Non-interest income increased $104,000, or 8.5%, versus second quarter 2011 and increased $12,000, or 0.9%, versus third quarter 2010.

•	Non-interest expense increased $103,000, or 2.3%, versus second quarter 2011 and $221,000, or 5.1%, versus third quarter 2010.

•
Non-performing assets decreased $1.1 million to $13.9 million, or 2.25% of total assets, versus second quarter 2011 and $3.0 million versus third quarter 2010. Loans receivable 30 days or more past due increased $0.4 million to $9.1 million, or 2.5% of gross loans, versus second quarter 2011 and increased $768,000 versus third quarter 2010.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “Apart from the continued weaknesses in our local economy and its impact on our loan portfolio, we are pleased with our third quarter operating results. Our third quarter 2011 earnings per common share of $0.51 was achieved despite significant credit related expenses in 2011, and reflects growth in each of our core businesses.

“We are acutely focused on managing credit risk. Non-performing assets decreased slightly during the third quarter despite the persistent weakness in our local economy. We are committed to supporting our small business and retail customers during these difficult economic times, while simultaneously managing credit risk.”

“In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program and repaid the $8.8 million of capital received in 2009 from the U.S. Treasury’s Capital Purchase Program, a part of the Troubled Asset Relief Program of the Emergency Economic Stabilization Act of 2008.  The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion.”

Tax equivalent net interest income for third quarter 2011 increased $7,000, or 0.1%, versus second quarter 2011, and $268,000, or 5.8%, versus third quarter 2010. Average total interest bearing deposits increased $6.6 million versus second quarter 2011 and increased $28.6 million, or 8.0%, versus third quarter 2010. Average earning assets increased $19.0 million versus second quarter 2011 and increased $24.5 million, or 4.5%, versus third quarter 2010. The net interest margin decreased 13 basis points versus second quarter 2011 and increased 4 basis points versus third quarter 2010 to 3.43% for third quarter 2011.

The provision for loan losses for third quarter 2011 was $180,000 versus $350,000 for second quarter 2011 and $180,000 for third quarter 2010. Net loan charge-offs were $132,000, $349,000 and $101,000, for the respective periods. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained relatively unchanged at 1.10%, versus 1.08% for second quarter 2011 and 1.12% for third quarter 2010.

Non-interest income for third quarter 2011 increased $104,000 versus second quarter 2011 and increased $12,000 versus third quarter 2010. Trust and Wealth Advisory revenues increased $3,000 versus second quarter 2011 and increased $128,000 versus third quarter 2010. The year-over-year revenue increase resulted from growth in managed assets and higher estate fees offset in part by lower asset valuations. Service charges and fees increased $12,000 versus second quarter 2011 and $6,000 versus third quarter 2010. Income from sales and servicing of mortgage loans increased $89,000 versus second quarter 2011 and decreased $102,000 versus third quarter 2010 due to interest rate driven fluctuations in fixed rate residential mortgage loan sales and mortgage servicing valuations. Mortgage loan sales totaled $7.6 million for third quarter 2011, $2.4 million for second quarter 2011 and $16.7 million for third quarter 2010. Third quarter 2011, second quarter 2011 and third quarter 2010 included mortgage servicing valuation impairment charges of $65,000, $16,000 and $56,000, respectively. Gains on securities represented the accretion of discounts on called securities.

Non-interest expense for third quarter 2011 increased $103,000 versus second quarter 2011 and $221,000 versus third quarter 2010. Salaries increased $66,000 versus third quarter 2010 due to changes in staffing levels and mix. Employee benefits increased $114,000 versus third quarter 2010 due to higher health benefits expense, caused by year-over-year premium increases and higher staff utilization, and higher 401K Plan expense due to the implementation of a Safe Harbor Plan. Premises and equipment increased $14,000 versus second quarter 2011 and increased $23,000 versus third quarter 2010. The year-over-year increase is due primarily to several facilities renovations, equipment replacement and asset disposals due to reorganization efforts. Data processing increased $81,000 versus second quarter 2011 and increased $58,000 versus third quarter 2010. Second quarter 2011 benefited from a one-time vendor rebate. Professional fees increased $7,000 versus second quarter 2011 and decreased $86,000 versus third quarter 2010 due to reduced spending on audit, consulting and legal services. Collections and OREO decreased $91,000 versus second quarter 2011 and increased $140,000 versus third quarter 2010. FDIC insurance decreased $45,000 versus second quarter 2011 and $58,000 versus third quarter 2010 due to a favorable change in the assessment method effective June 30, 2011. Other operating expenses increased $44,000 versus second quarter 2011 and decreased $42,000 versus third quarter 2010. The year-over-year decrease was due to reductions in other administrative and operational expenses.

The effective income tax rates for third quarter 2011, second quarter 2011 and third quarter 2010 were 16.43%, 17.18% and 19.93%, respectively.

Net loans receivable decreased $2.0 million during third quarter 2011 to $362.9 million at September 30, 2011, compared with $364.9 million at June 30, 2011, and increased $10.5 million for year-to-date 2011, compared with $352.4 million at December 31, 2010.

The persistent weakness in the local and regional economies continued to adversely impact the credit quality of Salisbury’s loans receivable. Total impaired and potential problem loans decreased $1.1 million during third quarter 2011 to $30.5 million, or 8.3% of gross loans receivable at September 30, 2011, from $31.6 million, or 8.6% of gross loans receivable at June 30, 2011, and increased $7.2 million for year-to-date 2011 from $23.3 million, or 6.6% of gross loans receivable at December 31, 2010.

Non-performing assets decreased $1.1 million during third quarter 2011 to $13.9 million, or 2.25% of assets at September 30, 2011, from $15.0 million, or 2.55% of assets at June 30, 2011, and increased $3.2 million in 2011 from $10.8 million, or 1.87% of assets at December 31, 2010.

The third quarter 2011 decrease in non-performing assets resulted from a $52,000 loan being added to non-accrual status, $260,000 of loans being removed from non-accrual status, $147,000 of loan charge-offs, $400,000 in OREO sales, and $312,000 of loan repayments and payoffs, At September 30, 2011, 45.7% of non-accrual loans were current with respect to loan payments, compared with 44.0% at June 30, 2011 and 28.9% at December 31, 2010.

Salisbury has cooperative relationships with the vast majority of its non-performing loan customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Loans past due 30 days or more increased $459,000 during third quarter 2011 to $9.1 million, or 2.50% of gross loans receivable at September 30, 2011, from $8.7 million, or 2.36% of gross loans receivable at June 30, 2011, and increased $240,000 in 2011 from $8.9 million, or 2.51% of gross loans receivable at December 31, 2010.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At September 30, 2011 the Bank’s Tier 1 leverage and total risk-based capital ratios were 7.77% and 13.07%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 9.49% and 15.98%, respectively. Salisbury’s and the Bank’s ratios reflect the increased capitalization from the SBLF investment, approximately one half of which has been retained by the holding company.

At September 30, 2011, Salisbury’s assets totaled $619 million. Book value and tangible book value per common share were $30.39 and $23.93, respectively. Tangible book value excludes goodwill and core deposit intangibles.

Third quarter 2011 dividend

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their October 28, 2011 meeting. The dividend will be paid on November 25, 2011 to shareholders of record as of November 11, 2011.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month period ended September 30,		Nine month period ended September 30,
STATEMENT OF INCOME	2011	2010	2011	2010
Interest and dividend income	$5,956	$6,206	$18,014	$18,456
Interest expense	1,332	1,851	4,267	5,739
Net interest and dividend income	4,624	4,355	13,747	12,717
Provision for loan losses	180	180	860	620
Trust and wealth advisory	599	471	1,861	1,507
Service charges and fees	534	528	1,555	1,480
Gains on sales of mortgage loans, net	178	278	370	443
Mortgage servicing, net	(35)	(33)	(8)	27
Gains on securities, net	-	16	11	16
Other	58	62	176	208
Non-interest income	1,334	1,322	3,965	3,681
Salaries	1,816	1,750	5,202	4,989
Employee benefits	636	522	1,919	1,737
Premises and equipment	582	559	1,733	1,570
Data processing	366	308	1,028	1,080
Professional fees	307	393	887	1,248
Collections and OREO	152	12	519	63
FDIC insurance	137	195	541	549
Marketing and community contributions	85	79	245	200
Amortization of core deposit intangibles	56	56	167	167
Other	398	440	1,149	1,268
Non-interest expense	4,535	4,314	13,390	12,871
Income before income taxes	1,243	1,183	3,462	2,907
Income tax provision	204	236	598	487
Net income	$1,039	$947	$2,864	$2,420
Net income available to common shareholders	$865	$832	$2,459	$2,073
Per common share
Basic and diluted earnings	$0.51	$0.49	$1.46	$1.23
Common dividends paid	0.28	0.28	0.84	0.84
Statistical data
Tax equivalent net interest and dividend income	4,882	4,614	14,522	13,495
Net interest margin (tax equivalent)	3.56%	3.39%	3.51%	3.35%
Efficiency ratio (tax equivalent)	70.41	71.70	70.05	73.71
Return on average assets	0.53	0.57	0.56	0.48
Effective tax rate	16.43	19.93	17.28	16.76
Return on average common shareholders’ equity	6.38	7.04	6.67	6.09
Weighted average equivalent common shares outstanding, diluted	1,689	1,688	1,688	1,687

Salisbury Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

FINANCIAL CONDITION	September 30, 2011	December 31, 2010	September 30, 2010
Total assets	$618,958	$575,470	$583,753
Loans receivable, net	362,879	352,449	340,387
Allowance for loan losses	4,027	3,920	3,847
Securities	157,162	153,510	156,441
Cash and cash equivalents	65,517	26,908	46,357
Goodwill and intangible assets, net	10,904	11,071	11,127
Demand (non-interest bearing)	82,425	71,565	73,318
Demand (interest bearing)	71,303	63,258	64,081
Money market	122,184	77,089	72,557
Savings and other	97,405	93,324	91,586
Certificates of deposit	105,274	125,053	129,978
Deposits	478,591	430,289	431,520
Federal Home Loan Bank advances	55,033	72,812	74,531
Repurchase agreements	14,787	13,190	16,333
Shareholders' equity	67,387	55,016	57,430
Non-performing assets	13,948	10,751	10,917
Per common share
Book value	$30.39	$27.37	$28.81
Tangible book value	23.93	20.81	22.21
Statistical data
Non-performing assets to total assets	2.25%	1.87%	1.87%
Allowance for loan losses to total loans	1.10	1.10	1.12
Allowance for loan losses to non-performing loans	28.95	38.65	35.24
Common shareholders' equity to assets	10.89	9.56	9.84
Tangible common shareholders' equity to assets	6.53	6.10	6.42
Tier 1 leverage capital	9.49	8.39	8.32
Total risk-based capital	15.98	13.91	13.87
Common shares outstanding, net (period end)	1,689	1,688	1,688